                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant:   [X]

Filed by a Party other than the Registrant: [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            Lindsay Manufacturing Co.
                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         --------------------------------
     (2) Aggregate number of securities to which transaction applies:

         --------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
      (4) Proposed maximum aggregate value of transaction:
                                                         -----------------------
      (5) Total fee paid:
                         -------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                ------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
                                                      --------------------------
     (3) Filing Party:
                      ----------------------------------------------------------
     (4) Date Filed:
                    ------------------------------------------------------------

                           LINDSAY MANUFACTURING CO.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 25, 2000

     The Annual Meeting of Stockholders of Lindsay Manufacturing Co. (the "Company") will be held at The Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska, on Tuesday, January 25, 2000, at 8:30 a.m., Central Standard Time, for the following purposes:

          (1) To elect a director for a term ending in 2003.

          (2) To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending August 31, 2000.

          (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Enclosed herewith is a Proxy Statement setting forth information with respect to the election of the director and the ratification of the appointment of independent auditors.

     Only stockholders holding shares of Common Stock of record at the close of business on November 28, 1999 will be entitled to notice of and to vote at the meeting.

     Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy which is solicited on behalf of the Board of Directors and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors

                                          /s/ BRUCE C. KARSK
                                          --------------------------------------
                                          Bruce C. Karsk, Secretary
Lindsay, Nebraska
December 20, 1999

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

                           LINDSAY MANUFACTURING CO.
                              214 EAST 2ND STREET
                            LINDSAY, NEBRASKA 68644

                            ------------------------

                                PROXY STATEMENT
                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF

                                  COMMON STOCK

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Manufacturing Co. (the "Company") to be held on January 25, 2000 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are at 214 East 2nd Street, Lindsay, Nebraska 68644. This Proxy Statement and the proxy cards are first being mailed to stockholders on or about December 20, 1999.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of termination given to the Secretary of the Company or by filing with him a later-dated proxy. Furthermore, stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company's Common Stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. In addition, the directors believe shares held by executive officers and directors of the Company will be voted "FOR" each such proposal. Such shares represent approximately 26.2% of the total shares outstanding as of November 28, 1999. Shares of Common Stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the meeting for purposes of determining a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker nonvotes.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP
THEREOF BY PRINCIPAL STOCKHOLDERS,
DIRECTORS AND OFFICERS

     Only holders of Common Stock of record at the close of business on November 28, 1999 will be entitled to vote at the Annual Meeting. At the record date, there were 12,408,614 shares of Common Stock which were issued and outstanding. Each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.

     The following table sets forth, as of November 30, 1999, the beneficial ownership of the Company's Common Stock by directors and the nominees for director, by each of the executive officers named in the Summary Compensation Table, by each person believed by the Company to beneficially own more than 5% of the Company's Common Stock and by all present executive officers and directors of the Company as a group:

                                                              NUMBER OF SHARES
                                                                BENEFICIALLY          PERCENT
NAME                                                              OWNED(1)            OF CLASS
----                                                          ----------------        --------
Vaughn L. Beals, Jr., Director(2)...........................        40,272(3)              *
Howard G. Buffett, Director.................................        27,456(3)              *
Michael N. Christodolou, Director...........................     1,806,711(4)(8)        14.6
John W. Croghan, Director and Chairman-Elect of the
  Board(5)..................................................       147,933(3)            1.2
Larry H. Cunningham, Director Nominee.......................             0                 *

                                                              NUMBER OF SHARES
                                                                BENEFICIALLY          PERCENT
NAME                                                              OWNED(1)            OF CLASS
----                                                          ----------------        --------
Eduardo R. Enriquez, Vice President -- International and
President of Lindsay International Sales Corporation........        46,878(3)              *
Bruce C. Karsk, Vice President -- Finance, Secretary,
  Treasurer and Director....................................       171,656(3)            1.4
Clifford P. Loseke, Vice President -- Manufacturing.........        95,888(3)              *
Gary D. Parker, Director, Chairman of the Board, President
  and Chief Executive Officer(6)............................       849,720(3)(7)         6.8
Robert S. Snoozy, Vice President -- Sales and Marketing.....        77,243(3)              *
The Bass Management Trust and Other Related Parties.........     1,806,711(8)(11)       14.6
Ontario Teachers' Pension Plan Board........................     1,735,830(9)(11)       14.0
PRIMECAP Management.........................................       659,900(10)(11)       5.3
All executive officers, directors and director nominees as a
  group (11 persons)........................................     3,371,869(3)           26.2

---------------
 *  Represents less than 1% of the outstanding Common Stock of the Company.

(1) Each shareholder has sole voting and investment power over the shares he beneficially owns, and all such shares are owned directly by the individual or their spouse unless otherwise indicated.

(2)  Mr. Beals will end his term as a director on January 25, 2000.

(3)  Includes 11,136; 26,320; 50,610; 18,000; 71,147; 62,550; 136,701; 42,300
     and 461,064 shares which may be acquired within 60 days of November 30, 1999 pursuant to the exercise of options by Messrs. Beals, Buffett, Croghan, Enriquez, Karsk, Loseke, Parker and Snoozy and the executive officers and directors as a group, respectively.

(4) Includes shares held by The Bass Management Trust and Other Related Parties over which Mr. Christodolou exercises voting and investment authority -- See Footnote (8).

(5) Mr. Croghan will become Chairman of the Board of Directors on January 25, 2000.

(6) Mr. Parker has announced his plan to retire and will end his term as Director and Chairman of the Board of Directors on January 25, 2000.

(7) Excludes 45,566 shares owned by Mr. Parker's spouse of which Mr. Parker has disclaimed beneficial ownership.

(8)  All shares held by The Bass Management Trust and Other Related Parties c/o
     W. Robert Catham, 201 Main Street, Suite 2600, Fort Worth, Texas 76102. Securities are held by The Bass Management Trust, Lee M. Bass, Sid R. Bass Management Trust, TF Investors, L.P., FW Trinity Limited Investors, L.P., National Bancorp of Alaska, Inc. and Michael N. Christodolou.

(9) Ontario Teachers' Pension Plan Board, 5650 Yonge Street, 5th Floor, Toronto, Canada M2M 4H5.

(10) PRIMECAP Management, 225 South Lake Avenue, Pasadena, California 91101.

(11) Based on information on Form 13D filed with the Securities and Exchange Commission with respect to the Company's Common Stock.

                              ELECTION OF DIRECTOR

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has decreased the number of directors making up the full Board from six to five. The Board has nominated Larry H. Cunningham to serve as a director for a three-year term and proxies submitted pursuant to this solicitation will be voted, unless specified otherwise, for the election of Mr. Cunningham. Mr. Cunningham has expressed an intention to serve, if elected, and the Board of Directors knows of no reason why he might be unavailable to serve, if elected. If Mr. Cunningham is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. There are no arrangements or understandings between Mr. Cunningham and any other person pursuant to which he was selected. The election of a director requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker nonvotes with respect to the election of directors will have no impact on the election of directors. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF MR. CUNNINGHAM.

     The table below sets forth certain information regarding the directors of the Company. All members of, and the nominees to, the Board of Directors have held the positions with the companies (or their predecessors) set forth under "Principal Occupation" for at least five years, unless otherwise indicated.

                                                    PRINCIPAL                DIRECTOR    TERM TO
NAME                              AGE               OCCUPATION                SINCE      EXPIRE
----                              ---               ----------               --------    -------
NOMINEE
Larry H. Cunningham.............   55    Retired(1)                            N/A        2003

DIRECTORS CONTINUING IN OFFICE
Howard G. Buffett...............   45    Chairman of the Board,               1995        2001
                                         The GSI Group(2)
Bruce C. Karsk..................   47    Vice President -- Finance            1998        2001
                                         Secretary and Treasurer of the
                                         Company
John W. Croghan.................   69    President of Lincoln Partners, a     1989        2002
                                         partnership of Lincoln Capital
                                         Management Company(3)
Michael N. Christodolou.........   38    Director of Equity Investments,      1999        2002
                                         Barbnet Investment Co.(4)

---------------
(1) Mr. Cunningham was employed by Archer Daniels Midland Company from 1993 to 1999, serving in various capacities, including President of its Protein Specialties division. From 1965 to 1990, he was employed by A.E. Staley Manufacturing Company.

(2) Prior to joining The GSI Group in 1995, Mr. Buffett was Corporate Vice President, Assistant to the Chairman and director of Archer Daniels Midland Company from 1992 to 1995 and a County Commissioner of Douglas County, Nebraska from 1989 to 1992. Mr. Buffett is also a director of The GSI Group, Berkshire Hathaway, Inc., Coca-Cola Enterprises, Inc. and Trailmobile Canada Limited.

(3) Prior to 1997, Mr. Croghan was Chairman of Lincoln Capital Management Company. Mr. Croghan is also a director of Republic Services, Inc. and of thirteen Morgan Stanley public closed-end funds.

(4) Barbnet Investment Co. (formerly known as Thomas M. Taylor & Co.) is an investment consulting firm providing services to The Bass Management Trust, TF Investors, L.P., FW Trinity Limited Investors, L.P. and certain other entities associated with certain members of the Bass Family of Fort Worth, Texas. Mr. Christodolou joined Thomas M. Taylor & Co. in 1988. Mr. Christodolou is also a director of XTRA Corporation.

     Information regarding executive officers of the Company is found in the Company's Annual Report which has been supplied with this Proxy Statement.

     The Board of Directors conducts its business through meetings of the Board and actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended August 31, 1999, the Board of Directors held nine meetings (including teleconference meetings) and took action by written consent in lieu of a meeting two times. All directors attended 75% or more of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during fiscal 1999.

     The Board of Directors has established three standing committees: Audit, Compensation and Nominating.

     AUDIT COMMITTEE. The functions performed by the Audit Committee include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing the year-end financials and the Security and Exchange Commission Form 10-K prior to its filing, reviewing quarterly financial results prior to their release to the public, reviewing the scope and results of the Company's internal auditing function, reviewing the adequacy of the Company's internal accounting controls with management and auditors and reviewing fees charged by the Company's independent auditors. The Audit Committee is currently composed of Directors Beals, Buffett, Christodolou and Croghan. Mr. Christodolou is the Chairman of the Audit Committee. The Audit Committee held five meetings (including teleconference meetings) during fiscal 1999.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and approves compensation policy, changes in salary levels and bonus payment and awards pursuant to the Company's management incentive plans. The Compensation Committee currently consists of Directors Beals, Buffett, Christodolou and Croghan. Mr. Buffett is the Chairman of the Compensation Committee. The Compensation Committee held two meetings during fiscal 1999.

     NOMINATING COMMITTEE. The Nominating Committee is currently composed of Directors Buffett, Christodolou and Croghan, and is responsible for nominating persons to serve as directors of the Company. Mr. Christodolou is the Chairman of the Nominating Committee. The Nominating Committee will consider nominees recommended by security holders which are submitted in the manner described under "Submission of Stockholder Proposals." The Nominating Committee held two meetings (including teleconference meetings) during fiscal 1999.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are paid $24,000 annually, plus $1,200 per day for attending meetings of the Board of Directors and $600 per day for attending any separate meetings of committees of the Board of Directors or other meetings at the request of the Company. Directors are also reimbursed for expenses they incur in attending meetings. Directors who are not employees of the Company receive grants of nonqualified options to purchase Common Stock. Continuing Directors receive an annual grant of options to purchase 5,062 shares of Common Stock on September 3 of each fiscal year at an exercise price equal to the closing price of the Company's Common Stock on the date of the grant. New Directors receive an initial grant of options to purchase 25,312 shares of Common Stock on the 3rd of September after becoming a Director at an exercise price equal to the closing price of the Company's Common Stock on the date of the grant. The maximum number of shares that can be issued to such directors pursuant to such options is the greater of 303,750 or 2% of the total shares outstanding. Options granted to a director vest ratably over a five-year period and unexercised options are subject to forfeiture if a director retires voluntarily or is terminated for cause. On September 3, 1998, the Company granted each of Messrs. Beals, Buffett and Croghan options to purchase 5,062 shares of Common Stock at an exercise price of $20.00 per share. No options were exercised by any outside director during fiscal 1999.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information regarding the annual and long-term compensation awarded to, earned by, or paid by the Company and its subsidiaries to, the Chief Executive Officer and the other four highest paid executive officers of the Company for services rendered during the three fiscal years ended August 31, 1999, August 31, 1998 and August 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                      -------------------------------------
                                        ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                                -----------------------------------   ------------------------   ----------
          (a)            (b)      (c)       (d)           (e)                          (g)          (h)             (i)
                                                                          (f)       SECURITIES
                                                                      RESTRICTED    UNDERLYING
                                                     OTHER ANNUAL        STOCK       OPTIONS/       LTIP         ALL OTHER
NAME AND PRINCIPAL              SALARY     BONUS    COMPENSATION(2)   AWARD(S)(3)      SARS      PAYOUTS(4)   COMPENSATION(5)
POSITION                 YEAR     ($)       ($)           ($)             ($)          (#)          ($)             ($)
------------------       ----   -------   -------   ---------------   -----------   ----------   ----------   ---------------
Gary D. Parker.........  1999   367,047   450,000(1)       --          1,252,969         --         --            75,198
Chairman,                1998   367,047   500,000(1)       --          1,627,594         --         --            72,893
  President and Chief    1997   367,047   300,000         --           1,114,875         --         --            58,841
  Executive Officer
Eduardo R. Enriquez....  1999    99,300    13,000         --                  --      7,500         --             7,177
  Vice President --      1998    96,408    16,750         --                  --      7,500         --             6,987
  International and      1997    92,700    26,525         --                  --         --         --             8,731
  President of Lindsay
  International Sales
  Corporation
Bruce C. Karsk.........  1999   147,457    90,000         --              59,063         --         --            20,140
  Vice President --      1998   140,436    90,000         --             103,781         --         --            18,896
  Finance, Secretary     1997   131,249    90,000         --              81,000         --         --            17,770
  and Treasurer
Clifford P. Loseke.....  1999   107,120    36,000         --              22,313      7,500         --            11,348
  Vice President --      1998   103,000    34,000         --              29,250      7,500         --             9,722
  Manufacturing          1997    98,000    34,000         --              27,125         --         --            10,320
Robert S. Snoozy.......  1999    99,216    81,679         --              22,313      7,500         --            11,448
  Vice President --      1998    95,400    77,000         --              29,250      7,500         --            10,699
  Domestic Sales         1997    90,000    74,180         --              27,125         --         --            10,678

---------------
(1) The amount reported as Mr. Parker's fiscal 1999 and 1998 bonus includes discretionary bonuses of $50,000 and $100,000, respectively, that were awarded and paid in fiscal 1999 and 1998, respectively, but both of which related to fiscal 1997.

(2) No disclosure is required in this column pursuant to applicable Securities and Exchange Commission Regulations, as the aggregate value of items covered by this column does not exceed the lesser of $50,000 or 10% of the annual salary and bonus shown for each respective executive officer named.

(3) Represents restricted stock awards of 60,750 shares and 3,375 shares for Messrs. Parker and Karsk, respectively, in each of fiscal 1999, fiscal 1998 and fiscal 1997 and 1,050 shares to each of Messrs. Loseke and Snoozy in fiscal 1999 (relating to fiscal 1998) and 1,125 shares to each of Messrs. Loseke and Snoozy in fiscal 1998 (relating to fiscal 1997) and 1,575 shares to each of Messrs. Loseke and Snoozy in 1997 (relating to fiscal 1996). The restricted stock awards vest two years from the date of grant and participate in dividends on a nonpreferential basis. Of each year's restricted stock award to Mr. Parker, 50,625 shares were performance based as were all of the fiscal 1999, fiscal 1998 and fiscal 1997 restricted stock awards to Messrs. Loseke and Snoozy. At August 31, 1999, the value of each award to Mr. Parker of 60,750 shares in fiscal 1999, 1998 and 1997 was $1,040,344. At August 31, 1999, the value of each award to Mr. Karsk of 3,375 shares in fiscal 1999, 1998 and 1997 was $57,797. At August 31, 1999, the value of the fiscal 1999 awards to Messrs. Loseke and Snoozy of 1,050 shares each was $17,981 and the value of the fiscal 1998 awards to Messrs. Loseke and Snoozy of 1,125 shares each was $19,266 and the value of the fiscal 1997 awards to Messrs. Loseke and Snoozy of 1,575 shares each was $26,972.

(4) The Company does not have a long-term incentive plan as defined in Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

(5) These amounts for fiscal 1999 consist of defined contributions and matching contributions to the Company's defined contribution profit-sharing and 401(k) plan of $9,775, $4,691, $9,775, $9,075 and $9,245 for Messrs. Parker,
    Enriquez, Karsk, Loseke and Snoozy, respectively, and of premiums for supplemental life and disability insurance (and, in the case of Messrs. Karsk and Parker, the value of split-dollar supplemental term life insurance) of $65,423, $2,486, $10,365, $2,273 and $2,203 for Messrs.
    Parker, Enriquez, Karsk, Loseke and Snoozy, respectively.

     The following table sets forth certain information relating to options granted during fiscal year 1999 to executive officers of the Company whose compensation is reported in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZED
                                                                                      VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF
                                                                                         STOCK PRICE
                                                                                      APPRECIATION FOR
                                                                                       OPTION TERM(2)
                                                                                     -------------------
         (a)                (b)             (c)             (d)           (e)          (f)        (g)
                         NUMBER OF           %
                         SECURITIES       OF TOTAL
                         UNDERLYING     OPTIONS/SARS
                        OPTIONS/SARS     GRANTED TO     EXERCISE OR
                          GRANTED       EMPLOYEES IN    BASE PRICE     EXPIRATION
NAME                       (#)(1)       FISCAL YEAR       ($/SH)          DATE        5%($)      10%($)
----                    ------------    ------------    -----------    ----------    -------    --------
Gary D. Parker........        --            --                --              --         --          --
Eduardo R. Enriquez...     7,500             8%            15.31        11/24/08     72,213     183,001
Bruce C. Karsk........        --            --                --              --         --          --
Clifford P. Loseke....     7,500             8%            15.31        11/24/08     72,213     183,001
Robert S. Snoozy......     7,500             8%            15.31        11/24/08     72,213     183,001

---------------
(1) All amounts relate to options granted to the named executive officers. No stock appreciation rights (SARs) were granted during fiscal 1999. All options were granted on November 24, 1998, become exercisable ratably beginning one year from date of grant through five years from date of grant and expire on November 24, 2008. All options were granted at fair market value on the date of grant.

(2) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of Common Stock price appreciation from November 24, 1998 (the date of the grant) to November 24, 2008 (the date of expiration of such options) of 5% and 10%. These assumptions are not intended to forecast future price appreciation of the Company's Common Stock price. The Company's stock price may increase or decrease in value over the time period set forth above.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table sets forth certain information concerning options exercised during fiscal year 1999, the number of unexercised options and the value of unexercised options at the end of fiscal 1999 for the executive officers of the Company whose compensation is reported in the Summary Compensation Table.

             (a)                       (b)                 (c)                 (d)                   (e)
                                                                            NUMBER OF              VALUE OF
                                                                            SECURITIES           UNEXERCISED
                                                                            UNDERLYING           IN-THE-MONEY
                                                                           UNEXERCISED         OPTIONS/SARS AT
                                                                         OPTIONS/SARS AT         FISCAL YEAR
                                                                        FISCAL YEAR END(#)        END($)(1)
                                 SHARES ACQUIRED      VALUE REALIZED       EXERCISABLE/          EXERCISABLE/
NAME                            ON EXERCISE(#)(1)          ($)            UNEXERCISABLE         UNEXERCISABLE
----                            ------------------    --------------    ------------------    ------------------
Gary D. Parker................      -0-                  -0-            136,701/ -0-            1,942,713/ -0-
Eduardo R. Enriquez...........        24,300             211,919         15,000/16,200             89,188/37,231
Bruce C. Karsk................         5,000              50,432         71,147/ -0-            1,011,098/ -0-
Clifford P. Loseke............      -0-                  -0-             59,550/16,200            570,706/37,231
Robert S. Snoozy..............      -0-                  -0-             39,300/16,200            299,925/37,231

---------------
(1) Based on the difference between the closing sale price of the Common Stock on August 31, 1999 and the related option exercise price.

RETIREMENT PLAN

     The Company has a nonqualified Supplemental Retirement Plan (a defined benefit retirement plan) that provides participants with certain retirement benefits after the employee reaches his normal retirement age (age 62 for Messrs. Parker, Karsk, Loseke and Snoozy and age 65 for Mr. Enriquez) which would otherwise be denied them due to benefit limitations for Internal Revenue Code qualified plans. The retirement benefits payable to participants pursuant to this plan are determined by a calculation which is based on average annual earnings (base salary plus cash bonuses) for the three highest earning years during the ten year period immediately prior to the participant's retirement reduced by the participant's retirement benefits from the Company's Profit Sharing Plan, Social Security benefits payable, and benefits from any retirement or pension plan the participant may be entitled to from any prior employers.

     The Supplemental Retirement Plan provides reduced benefits for a participant who elects early retirement at age 55 (age 60 in the case of Mr. Enriquez) or later but before age 62 (age 65 in the case of Mr. Enriquez). While the benefits are paid from the general assets of the Company, the Company has secured life insurance on the participants to provide the Company with the funds necessary to provide the above described supplemental retirement benefits. Upon attainment of the normal retirement age the projected monthly benefits are $-0-, $-0-, $585 and $-0- for Messrs. Enriquez, Karsk, Loseke and Snoozy, respectively. Mr. Parker will be entitled to a monthly retirement benefit of $16,989.58 beginning January 1, 2001 which shall continue until his death. Thereafter, his surviving spouse will receive a monthly benefit of $8,494.79 until her death, unless his surviving spouse is more than 10 years younger than Mr. Parker, in which case such survivor benefits will terminate after 15 years. In the event of a change of control of the Company, Mr. Parker (or his surviving spouse) may elect a lump-sum benefit option.

EMPLOYMENT AGREEMENTS

     In connection with Mr. Parker's decision to retire as President and Chief Executive Officer of the Company, the Company and Mr. Parker have entered into a new agreement, dated December 1, 1999 (the "New Agreement") that supercedes Mr. Parker's previous employment agreement. Under the New Agreement, Mr. Parker will continue to serve as President and Chief Executive Officer of the Company until a successor is selected by the Board of Directors or August 31, 2000, whichever occurs earlier. After that time, Mr. Parker will continue to serve as a consultant to the Company until August 31, 2002. Under the New Agreement, Mr. Parker will continue to receive his base salary of $367,047 per year through August 31, 2000 as well as other fringe benefits provided in the Company's employee benefit programs. Mr. Parker will also be entitled to receive deferred supplemental compensation of $200,000 earned by him for fiscal year 1999 which will be paid to him on September 1, 2000 if he remains as a consultant to the Company on that date. Stock options and restricted stock awards previously made to Mr. Parker will continue to vest as long as he remains a consultant to the Company. However, Mr. Parker is not eligible to earn any future bonuses or supplemental compensation, to receive awards or grants of stock options or restricted stock, to participate in the Corporation's Salaried Severance program or to accrue additional benefits under the Company's Supplemental Retirement Plan. From September 1, 2000 until August 31, 2002, the Company will pay Mr. Parker a consulting fee of $367,047 per year. From September 1, 2002 until August 31, 2004, the Corporation will pay Mr. Parker a non-compete fee of $367,047 per year which will be reduced to $115,000 per year from September 1, 2004 to August 31, 2006. During the term of the New Agreement, the Company will also reimburse Mr. Parker up to $25,000 per year for premiums for medical and dental insurance and for the cost of an annual medical check-up and provide $250,000 of term life insurance coverage for Mr. Parker. These additional benefits will terminate if Mr. Parker becomes eligible to obtain similar benefits as a result of other full-time employment. The Company has also agreed to pay remaining premiums on certain split-dollar life insurance policies which are owned by Mr. Parker.

     The Company has entered into employment agreements with Messrs. Enriquez, Karsk, Loseke and Snoozy that provide for the payment of a base salary and the opportunity for a performance bonus award. Each employment agreement also provides that such officers will be eligible to receive restricted Common Stock, options to purchase Common Stock and certain fringe benefits provided in the Company's employee benefit programs. The employment agreements with Messrs. Enriquez, Karsk, Loseke and Snoozy each expire on August 31, 2000. If the Company terminates any such officer's employment without cause, as defined in the employment agreements, such officer will be entitled to receive a lump-sum payment equal to the greater of the balance of his salary plus all bonuses and incentives through the end of the term of his employment agreement or compensation equal to 250% of his average gross compensation under each respective agreement. If there were a change in control, as defined in the employment agreements, each such officer will be entitled to receive a lump-sum payment equal to the balance of his salary plus all bonuses and incentives through the end of the term of the employment agreement plus additional compensation equal to 250% of his average gross compensation.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

     The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

     EXECUTIVE OFFICER COMPENSATION. The Compensation Committee of the Board of Directors, which is composed of four independent directors, is responsible for setting policies with respect to compensation of the Company's executive officers.

     COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM. At the direction of the Board of Directors, the Compensation Committee endeavors to ensure the Company's Executive Compensation Program is effective in retaining and motivating executives needed to achieve performance objectives and maximize shareholder value. The Company's objective is to closely align the executives' financial interests with those of shareholders. The Compensation Committee, as it deems appropriate, utilizes independent consulting services and compensation surveys and reviews executive compensation for a group of comparative companies to determine competitive levels of compensation.

     The Company subscribes to a total compensation theory in which base salary, performance bonuses, benefits and grants of restricted stock and/or options to purchase Common Stock are considered individually and in total. Base salary is a function of the executive officers' prior salary and the Compensation Committee's view of the base salary levels for executive officers with comparable positions and responsibilities in other companies. The remaining portion of each executive officer's compensation is directly related to the success of the Company. This is accomplished in two ways.

     First, each executive officer is eligible to earn a cash bonus based primarily upon the executive's individual performance considering qualitative and/or quantitative factors, including the performance of the operating and staff organization for which the executive officer is responsible. As an example of quantitative factors having a role in determining an executive officer's bonus, executive officers with sales responsibilities earn a bonus if specific sales and margin goals are obtained. If performance for the year is below certain targeted levels, there would be only a nominal cash bonus earned. As specific quantitative goals are met or exceeded, the executive officer may earn a progressively larger cash bonus up to a stated maximum. Qualitative factors, such as the overall performance of the individual executive officer, are considered to arrive at the executive officer's total cash bonus for the year.

     Second, believing that significant ownership of Company stock serves to align key management's interest with that of shareholders, executive officers who, in the opinion of the Compensation Committee, contribute to the growth, development and financial success of the Company are awarded restricted Common Stock and/or options to purchase Common Stock. Grants of restricted Common Stock do not vest until two years from the grant date. All grants of options to purchase Common Stock have been made with an exercise price equal to the closing price of the Common Stock on the date of grant, and stock options granted since fiscal 1991 vest ratably over a five-year period. Therefore, the compensation value of these stock options is directly related to the long-term performance of the Company as measured by its future return to stockholders.

     DISCUSSION OF 1999 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. As described above, the Compensation Committee is responsible for establishing total compensation for all executives, including Gary Parker, considering both a pay-for-performance philosophy with a cap on the maximum bonus opportunity and market rates of compensation. In determining Mr. Parker's compensation for 1999, the Compensation Committee considered the Company's financial performance and corporate accomplishments as well as more subjective factors, such as implementation of the Company's plan to enhance shareholder value. Mr. Parker's salary has remained at the same level for the last three fiscal years. With respect to bonuses and other incentive compensation, the Compensation Committee reviewed objective criteria established in the Company's 1999 internal plan. As each of these goal were either met or exceeded, Mr. Parker was awarded a bonus of $200,000 and 50,625 shares of restricted stock (which vest on September 1, 2001) for 1999. Additionally, on September 1, 2000, Mr. Parker will be entitled to receive deferred supplemental compensation of $200,000 relating to his fiscal 1999 employment. These are the maximum awards available under the employment agreement that was in place with Mr. Parker during fiscal 1999.

     COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE. The current tax law imposes an annual, individual limit of $1 million on the deductibility of the Company's compensation payments to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Committee has determined to preserve, to the maximum extent practicable, the deductibility of all compensation payments to the Company's executive officers.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During fiscal 1999 there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

                                          Howard G. Buffett, Chairman
                                          Vaughn L. Beals, Jr.
                                          John W. Croghan
                                          Michael N. Christodolou

                            STOCK PERFORMANCE GRAPH

     This stock performance graph is not deemed to be "soliciting material" or "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act"), and this stock performance graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

     The following stock performance graph is a comparison of the Cumulative Total Return on the Company's Common Stock over the five-year period ending August 31, 1999, with the Cumulative Total Return on the S&P Smallcap 600 Index and the S&P Machinery (Diversified)-500.

                       [LINE GRAPH OF STOCK PERFORMANCE]

               Lindsay             Machinery         S&P Smallcap
            Manufacturing Co.   (Diversified)-500     600 Index
Aug-94        100                 100                    100
Aug-95        119.99              114.91                 122.43
Aug-96        203.02              128.2                  138.7
Aug-97        307.78              196.29                 185.98
Aug-98        239.4               139.68                 151.97
Aug-99        205.46              189.25                 188.74

Source: S&P Compustat
Base year = 100: 8/31/94

                     RATIFICATION OF APPOINTMENT OF AUDITOR

     PricewaterhouseCoopers LLP, who has been auditor for the Company since 1974, has been appointed by the Board of Directors as auditors for the Company and its subsidiaries for the fiscal year ending August 31, 2000. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of auditor requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against ratification. Broker nonvotes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING AUGUST 31, 2000.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for presentation at the Annual Meeting must be received by the Secretary of the Company at its home office no later than December 31, 1999. Such proposals must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of the Company's Common Stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company by

December 31, 1999. Only stockholders of record as of November 28, 1999 are entitled to bring business before the Annual Meeting or make nominations for directors.

     In order to be included in the Company's proxy statement and form of proxy relating to its next annual meeting, stockholder proposals must be submitted by August 22, 2000 to the Secretary of the Company at its home office. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                 OTHER MATTERS

     Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than the management, intend to present at the meeting. The enclosed proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter proposed by shareholders for consideration at the Annual Meeting if the Company did not receive written notice of the matter on or before December 31, 1999.

     The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's shares. In addition to solicitation by mail, the Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company's Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

     The Company's Annual Report, including financial statements, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. The Company has incorporated portions of its Annual Report into this Proxy Statement as indicated herein. However, such Annual Report is not to be considered part of this proxy solicitation material. IN ADDITION, ANY STOCKHOLDER WHO WISHES TO RECEIVE A COPY OF THE FORM 10-K FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION MAY OBTAIN A COPY WITHOUT CHARGE BY WRITING TO THE COMPANY. REQUESTS SHOULD BE DIRECTED TO MR. BRUCE C. KARSK AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.

                                          By Order of the Board of Directors

                                          /S/ BRUCE C. KARSK
                                          --------------------------------------
                                          Bruce C. Karsk, Secretary

Lindsay, Nebraska
December 20, 1999

                                REVOCABLE PROXY

                           LINDSAY MANUFACTURING CO.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY MANUFACTURING CO. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 25, 2000 AND AT ANY ADJOURNMENT THEREOF.

    The undersigned hereby authorizes the Board of Directors of Lindsay Manufacturing Co. (the "Company"), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska, on Tuesday, January 25, 2000, at 8:30 a.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

1. ELECTION OF DIRECTOR

  [ ] FOR nominee listed below,                [ ] WITHHOLD AUTHORITY to vote
      for term to expire in 2003                   for nominee listed below

                               Larry H. Cunningham

--------------------------------------------------------------------------------

2. AUDITORS. Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending August 31, 2000.

 [ ] FOR               [ ] AGAINST              [ ] ABSTAIN

3. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof of which management did not have written notice of on December 31, 1999.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS' NOMINEE FOR DIRECTOR AND FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.
               (continued and to be signed on the reverse hereof)

                          (continued from other side)

    This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for January 25, 2000 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

                                            Dated:
                                              ----------------------------------

                                            ------------------------------------
                                                        (Signature)

                                            ------------------------------------
                                                (Signature if held jointly)

                                           Please sign exactly as name appears
                                           on this proxy. When shares are held
                                           by joint tenants, both should sign.
                                           When signing as attorney, executor,
                                           administrator, trustee or guardian,
                                           please give your full title. If a
                                           corporation, please sign in full
                                           corporate name by authorized officer.
                                           If a partnership, please sign in
                                           partnership name by authorized
                                           person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.